Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
August 6, 2019	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2019 Third Quarter Results

•	Reaffirming Adjusted Diluted EPS from continuing operations, Adjusted EBITDA and Adjusted Free Cash Flow[1]

•	Reported Net sales increased 64.8% to $647.2 million due to the impact of acquisitions and organic revenue growth[1] of 3.6%

•	Adjusting Net sales outlook for fiscal 2019 to $2.48 to $2.50 billion as strength in the battery business is offset by softness in the auto care business

•	Increasing synergy realization target by approximately $25 million to $100 million

St. Louis - August 6, 2019 - Energizer Holdings, Inc. (NYSE: ENR) today announced results for the third fiscal quarter, which ended June 30, 2019. For the third fiscal quarter, net earnings from continuing operations were $9.2 million, or $0.07 per diluted common share, compared to net earnings of $23.8 million, or $0.39 per diluted common share, in the prior year third quarter. Adjusted net earnings from continuing operations in the third quarter were $30.5 million, or $0.37 per diluted common share, compared to adjusted net earnings from continuing operations of $33.2 million, or $0.54 per diluted common share, in the prior year third quarter.

“Our third quarter results reflect the strength of our brands and growth within our combined battery and lighting business, as well as the continued progress we are making in our transformative efforts across the company,” said Alan Hoskins, Chief Executive Officer. “During the quarter, we delivered organic revenue growth, which drove strong overall profitability and cash flow generation in our legacy business while partially offsetting the negative impact of weather on our auto refrigerant business.”

“We remain on track to deliver our full year fiscal 2019 outlook for adjusted earnings per share, EBITDA and free cash flow, and are adjusting our expectation for Net sales to reflect performance of our acquired businesses in the quarter and expectations for the balance of the year,” continued Hoskins. “We continue to make progress integrating both acquisitions with synergies to date tracking ahead of our original synergy target for the first full year. Additionally, we have increased our expected synergy realization to approximately $100 million, which we expect to benefit our bottom line results. Separately, we have line of sight to incremental synergies above this amount, which will allow us to invest in these businesses to drive growth and profitability over the long-term.”

Third Quarter 2019 Financial Highlights (Unaudited)

The following is a summary of key results for the third quarter of fiscal 2019. All comparisons are with the third quarter of fiscal 2018 and represent continuing operations unless otherwise stated.

•	Net sales were $647.2 million, an increase of 64.8%: (a)

•	Organic net sales increased $14.2 million, or 3.6%, due to favorable pricing and distribution gains;

•	The impact of the acquisitions increased net sales by $247.7 million, or 63.1%;

[1]	See Supplemental Schedules - Non-GAAP Reconciliations regarding non-GAAP financial measures.

•	Our Argentina operations, deemed to be highly inflationary, had an unfavorable impact on net sales of $0.1 million; and

•	Unfavorable movement in foreign currencies, excluding Argentina, resulted in decreased sales of $7.4 million, or 1.9%.

•

Gross margin percentage on a reported basis was 38.1% versus 44.8% in the prior year. Excluding the current year inventory step up resulting from purchase accounting and the current year acquisition and integration costs, gross margin was 40.0%, down 480 basis points from prior year, largely driven by the lower margin rate profile of the acquired businesses. Unfavorable movement in foreign currencies and material pricing also contributed to the decrease but was offset by improved pricing realized across both of our segments. (a)

•

A&P was 5.3% of net sales, a decrease of 50 basis points versus the prior year. Excluding the $11.0 million of A&P from from the acquired businesses, the legacy business A&P was $23.3 million, or 5.8% of net sales, essentially flat compared to the prior year.

•

SG&A, excluding acquisition and integration costs, was 17.4% of net sales, or $112.5 million, an increase of $23.0 million versus the prior year, with acquired business adding $30.8 million of SG&A. The legacy business as a percent of net sales was 20.4%, or $81.7 million, down 240 basis points to prior year third quarter. The benefit of our continuous improvement initiatives as well as lapping prior year investments in those initiatives, lower compensation expense, favorable impacts of foreign currency and lapping prior year unfavorable legal costs were slightly offset by the licensing revenue reclassification to net sales. (a)

•

Interest expense was $51.9 million compared to $17.7 million for the prior year comparative period. Excluding the prior year acquisition costs of $3.4 million, the current year interest expense increased $37.6 million attributed to higher debt associated with the acquisitions. (a)

•

Income tax rate on a year to date basis was 30.3% as compared to 45.3% in the prior year. The current rate includes $0.7 million for the one-time impact of U.S. tax legislation passed in December 2017 and the impact of disallowed transaction costs resulting from the acquisitions, which drove a higher tax rate. The prior year rate includes $30.6 million for the one-time impact of the new U.S. tax legislation passed in December 2017 and the impact of tax withholding expense related to the cash movement that occurred to fund the Spectrum battery acquisition. Excluding the impact of our Non-GAAP adjustments, the year to date tax rate was 20.4% as compared to 23.6% in the prior year. The decrease in the rate is driven by the new 21% statutory U.S. rate effective for all of fiscal year 2019 compared to the statutory rate of 24.5% in fiscal year 2018. (a)

•	Diluted net earnings from continuing operations per common share for the quarter was $0.07 and Adjusted diluted net earnings from continuing operations per common share for the quarter was $0.37. (a)

•

Net cash from operating activities from continuing operations on a year to date basis was $30.4 million and Adjusted free cash flow from continuing operations on a year to date basis was $137.6 million, or 7.7% of net sales. (a)

•	Dividend payments in the quarter were approximately $21 million, or $0.30 per common share, and $4.0 million, or $1.8333 per mandatory preferred convertible stock.

•	Discontinued operations reported a loss of $1.8 million for the quarter, or $0.03 per common share. Included in these results are costs related to divesting the business of $3.7 million after tax.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Total Net Sales (In millions - Unaudited)

For the Quarter and Nine Months Ended June 30, 2019

	Q3	% Chg	Nine Months	% Chg
Net Sales - FY’18	$392.8		$1,340.5
Organic	14.2	3.6%	31.2	2.3%
Impact of Battery Acquisition	109.1	27.8%	209.0	15.6%
Impact of Auto Care Acquisition	135.6	34.5%	220.1	16.4%
Impact of Nu Finish Acquisition	3.0	0.8%	5.9	0.4%
Change in Argentina operations	(0.1)	—%	(4.3)	(0.3)%
Impact of currency	(7.4)	(1.9)%	(26.9)	(1.9)%

Net sales - FY’19	$647.2	64.8%	$1,775.5	32.5%

Total Net sales increased 64.8%, or $254.4 million:

•	Organic net sales were up 3.6%, or $14.2 million, in the third fiscal quarter due to the following items:

•	Favorable pricing across both segments contributed 1.8% to the organic increase;

•	Distribution gains contributed 1.3% to the organic increase; and

•	The impact of the reclassification of licensing revenues contributed 0.5%.

•	The acquisitions positively impacted net sales by 63.1%, or $247.7 million.

•	Our Argentina operations’ unfavorable impact on net sales was $0.1 million as our pricing actions in the market were able to offset the negative inflationary impacts.

•	Unfavorable currency impacts were $7.4 million, or 1.9%.

Total Segment Profit (In millions - Unaudited)

For the Quarter and Nine Months Ended June 30, 2019

	Q3	% Chg	Nine Months	% Chg
Segment Profit - FY’18	$93.0		$355.1
Organic	8.0	8.6%	18.5	5.2%
Impact of Battery Acquisition	19.3	20.8%	32.4	9.1%
Impact of Auto Care Acquisition	30.2	32.5%	54.9	15.5%
Impact of Nu Finish Acquisition	—	—%	2.0	0.6%
Change in Argentina operations	(0.6)	(0.6)%	(2.9)	(0.8)%
Impact of currency	(5.1)	(5.6)%	(19.4)	(5.5)%

Segment Profit - FY’19	$144.8	55.7%	$440.6	24.1%

Total Segment profit in the third fiscal quarter increased $51.8 million, or 55.7%. Excluding the unfavorable movement in foreign currencies of $5.1 million, impact of the acquisitions of $49.5 million, and decline due to Argentina operations of $0.6 million, organic segment profit increased $8.0 million, or 8.6%, in the current fiscal quarter. The increase in the quarter was driven by top-line organic growth and lower overhead spending, slightly offset by higher A&P driven by the brand refresh in our international markets.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2019

The company is confirming its outlook for adjusted earnings per share from continuing operations to be between $2.90 to $3.00. This does not assume any benefit from storm activity in the current year, which is difficult to predict. Any storm activity that may occur over the balance of the year would be incremental to this guidance. In addition to confirming its outlook for adjusted earnings per share from continuing operations, the company is also confirming its outlook for adjusted EBITDA to be between $540 to $560 million and adjusted free cash flow to be between $220 to $250 million.

Note that all comparisons are with the fiscal year ended September 30, 2018 unless otherwise stated.

With the net sales performance of the acquired businesses in the third quarter and expectations for the balance of the fiscal year, we are revising our full year net sales outlook as follows:

•	Total global net sales on a reported basis to be in the range of $2.48 to $2.50 billion;

•	Acquired auto care net sales to be in the range of $310 to $320 million; and

•	Acquired battery net sales to be at the low end of the previously guided range of $350 to $370 million.

Our outlook for organic net sales growth of 3% to 3.5%, foreign currency headwinds 1.5% to 2% and Argentina’s negative highly inflationary impact of 30 basis points remain unchanged from our previous outlook.

Our outlook for gross margin rate improves the mid-point of our range by 70 basis points to be in the range of 42.5% to 42.9%.

Interest expense for the full year is now expected to be approximately $160 million reflecting an update to the purchase accounting allocation of interest expense between continuing and discontinued operations.

Due to revised timing of the Varta business divestiture, which is now expected to close during the first quarter of fiscal year 2020, we are on track to achieve our net leverage target of 4.7 times on a credit defined basis during the first quarter of fiscal year 2020.

The remainder of the outlook provided in our second quarter earnings release remains unchanged from our prior outlook.

In addition to the outlook for fiscal year 2019, we are also increasing the range of our expectation for synergies by $25 million as we expect to realize synergies of approximately $100 million during the first three years of ownership ending with the first quarter of fiscal year 2022, which we expect to benefit our bottom line results. Separately, we also have line of sight to incremental synergies, which we expect to invest back in the auto care business to increase the scale of innovation, accelerate the timing of innovation to market, improve brand awareness and accelerate international expansion. Over the long term we would expect these increased auto care investments will achieve similar benefits experienced on the legacy battery business through expanded distribution and increased value share.

Financial Outlook for Fiscal Year 2020

The combined battery and lighting business, which represents approximately eighty percent of our total business, is stable and growing and we would expect our November outlook related to this business for fiscal year 2020 to be in line with the prior outlook. However, based upon the revised auto care outlook for fiscal year 2019 and current trends in that business, we will be revising our outlook for auto care sales to be in the range of $510 to $525 million. We also expect the marginal impact of these lower sales to flow through to our adjusted EBITDA, adjusted free cash flow and adjusted earnings per share, although offset in part by approximately $10 to $12 million of increased synergy benefits. As we are currently in the midst of our annual planning process, we will provide full updated guidance for fiscal year 2020 during our fourth quarter earnings release.

Webcast Information

In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on third fiscal quarter earnings and the financial outlook for fiscal 2019. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors” and “Events and Presentations” tabs or by using the following link:

https://www.webcaster4.com/Webcast/Page/1192/31113

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors,” “Events and Presentations,” and “Past Events” tabs.

# # #

Forward-Looking Statements.

This document contains both historical and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in, or Factors that could cause actual results or events to differ materially from those anticipated include, without limitation, the matters implied by, any of these forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•

our ability to integrate businesses, to realize the projected results of acquisitions of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all;

•	the impact of the acquired businesses on our business operations;

•	our ability to close the divestiture of the Europe-based Varta® consumer battery, chargers, portable power and portable lighting business which serves the Europe, the Middle East and Africa markets;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•

our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of the United Kingdom’s announced intention to exit the European Union;

•	uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark;

•	the impact of raw materials and other commodity costs;

•

the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K and Form 10-Q filed with the Securities and Exchange Commission on November 16, 2018 and May 8, 2019, respectively.

ENERGIZER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Condensed)

(In millions, except per share data - Unaudited)

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2019	2018	2019	2018
Net sales	$647.2	$392.8	$1,775.5	$1,340.5
Cost of products sold (1)	400.9	216.7	1,059.5	717.6

Gross profit	246.3	176.1	716.0	622.9
Selling, general and administrative expense (1)	127.6	111.9	373.5	315.3
Advertising and sales promotion expense	34.3	22.9	99.9	81.1
Research and development expense (1)	9.5	5.2	23.7	15.9
Amortization of intangible assets	14.4	2.8	30.1	8.4
Gain on sale of real estate	—	(4.6)	—	(4.6)
Interest expense (1) (2)	51.9	17.7	177.3	47.6
Other items, net (1)	(0.8)	(11.3)	(13.9)	(9.1)

Earnings before income taxes	9.4	31.5	25.4	168.3
Income tax provision (3)	0.2	7.7	7.7	76.3

Earnings from continuing operations	$9.2	$23.8	$17.7	$92.0
Net loss from discontinued operations (4)	(1.8)	—	(12.8)	—

Net earnings	7.4	23.8	4.9	92.0
Mandatory preferred stock dividends	(4.4)	—	(7.7)	—

Net earnings/(loss) attributable to common shareholders	$3.0	$23.8	$(2.8)	$92.0

Basic net earnings per common share - continuing operations	$0.07	$0.40	$0.15	$1.54
Basic net loss per common share - discontinued operations	(0.03)	—	(0.19)	—

Basic net earnings/(loss) per common share	$0.04	$0.40	$(0.04)	$1.54

Diluted net earnings per common share - continuing operations	$0.07	$0.39	$0.15	$1.50
Diluted net loss per common share - discontinued operations	(0.03)	—	(0.19)	—

Diluted net earnings/(loss) per common share	$0.04	$0.39	$(0.04)	$1.50

Weighted average shares of common stock - Basic	69.6	59.7	65.5	59.9
Weighted average shares of common stock - Diluted	70.6	61.4	66.5	61.4

(1)	See the Non-GAAP Reconciliations attached which break out the Acquisition and integration costs included within these lines.
(2)

Includes Acquisition debt commitment fees, interest and ticking fees of $65.6 million for the nine months ended June 30, 2019 and $3.4 million and $6.3 million for the quarter and nine months ended June 30, 2018, respectively, associated with the Battery and Auto Care acquisitions.

(3)

Income tax provision for the nine months ended June 30, 2019 and 2018 includes $0.7 million and $30.6 million, respectively, of one-time expense related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation). The income tax provision for the nine months ended June 30, 2018 also includes $6.0 million of tax withholding expense related to the cash movement to fund the Battery acquisition.

(4)	Net of an income tax expense of $0.4 million and benefit of $2.5 million for the quarter and nine months ended June 30, 2019, respectively.

ENERGIZER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Condensed)

(In millions - Unaudited)

	June 30, 2019	September 30, 2018
Assets
Current assets
Cash and cash equivalents	$206.4	$522.1
Trade receivables, less allowance for doubtful accounts of $6.1 and $4.0, respectively	341.1	230.4
Inventories	524.3	323.1
Other current assets	196.0	95.5
Assets held for sale	807.6	—

Total current assets	$2,075.4	$1,171.1
Restricted cash	—	1,246.2
Property, plant and equipment, net	361.0	166.7
Goodwill	1,062.4	244.2
Other intangible assets, net	1,922.2	232.7
Deferred tax asset	52.9	36.9
Other assets	103.8	81.0

Total assets	$5,577.7	$3,178.8

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$10.0	$4.0
Current portion of capital leases	1.6	—
Notes payable	41.5	247.3
Accounts payable	308.4	228.9
Other current liabilities	359.2	271.0
Liabilities held for sale	384.9	—

Total current liabilities	$1,105.6	$751.2
Long-term debt	3,493.2	976.1
Long-term debt held in escrow	—	1,230.7
Other liabilities	408.2	196.3

Total liabilities	$5,007.0	$3,154.3
Shareholders’ equity
Common stock	0.7	0.6
Mandatory convertible preferred stock	—	—
Additional paid-in capital	867.2	217.8
Retained earnings	109.5	177.3
Treasury stock	(161.4)	(129.4)
Accumulated other comprehensive loss	(245.3)	(241.8)

Total shareholders’ equity	$570.7	$24.5

Total liabilities and shareholders’ equity	$5,577.7	$3,178.8

ENERGIZER HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Condensed)

(In millions - Unaudited)

	For the Nine Months Ended June 30,
	2019	2018
Cash Flow from Operating Activities
Net earnings	$4.9	$92.0
Loss from discontinued operations, net of tax	(12.8)	—

Net earnings from continuing operations	17.7	92.0
Depreciation and amortization	70.8	33.8
Deferred income taxes	(1.2)	11.1
Share-based compensation expense	20.8	21.0
Gain on sale of real estate	—	(4.6)
Mandatory transition tax	0.7	28.2
Inventory step up	33.7	—
Non-cash items included in income, net	(3.0)	(2.1)
Other, net	(16.7)	(7.8)
Changes in current assets and liabilities used in operations	(92.4)	16.4

Net cash from operating activities from continuing operations	30.4	188.0
Net cash used by operating activities from discontinued operations	(23.4)	—

Net cash from operating activities	7.0	188.0

Cash Flow from Investing Activities
Capital expenditures	(36.4)	(17.2)
Proceeds from sale of assets	0.1	6.1
Acquisitions, net of cash acquired	(2,453.8)	—

Net cash used by investing activities from continuing operations	(2,490.1)	(11.1)
Net cash used by investing activities from discontinued operations	(403.1)	—

Net cash used by investing activities	(2,893.2)	(11.1)

Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	1,800.0	—
Payments on debt with maturities greater than 90 days	(513.8)	(3.0)
Net (decrease)/increase in debt with original maturities of 90 days or less	(204.5)	70.6
Debt issuance costs	(40.1)	(1.4)
Net proceeds from issuance of mandatory convertible preferred shares	199.5	—
Net proceeds from issuance of common stock	205.3	—
Dividends paid on common stock	(61.7)	(52.3)
Dividends paid on mandatory convertible preferred stock	(4.0)	—
Common stock purchased	(45.0)	(50.0)
Taxes paid for withheld share-based payments	(7.2)	(1.8)

Net cash from/(used by) financing activities from continuing operations	1,328.5	(37.9)
Net cash used by financing activities from discontinued operations	(2.9)	—

Net cash from/(used by) financing activities	1,325.6	(37.9)
Effect of exchange rate changes on cash	(1.3)	(6.1)

Net (decrease)/increase in cash, cash equivalents, and restricted cash from continuing operations	(1,132.5)	132.9
Net decrease in cash, cash equivalents, and restricted cash from discontinued operations	(429.4)	—

Net (decrease)/increase in cash, cash equivalents, and restricted cash	(1,561.9)	132.9
Cash, cash equivalents, and restricted cash, beginning of period	1,768.3	378.0

Cash, cash equivalents, and restricted cash, end of period	$206.4	$510.9

ENERGIZER HOLDINGS, INC.

Reconciliation of GAAP and Non-GAAP Measures

For the Quarter and Nine Months Ended June 30, 2019

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company’s on-going operating performance, such as acquisition and integration costs and related items, gain on sale of real estate, settlement loss on the Canadian pension plan termination, and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, gain on sale of real estate, interest expense, other items, net, and charges related to acquisition and integration have all been excluded from segment profit.

Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration, the gain on the sale of real estate and the one-time impact of the new U.S. income tax legislation.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration and the gain on sale of real estate, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed the Auto Care Acquisition on January 28, 2019, Battery Acquisition on January 2, 2019, and Nu Finish Acquisition on July 2, 2018. These adjustments include the impact of the acquisitions’ ongoing operations contributed to each respective income statement caption for the first year’s operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018. For presentation purposes, the Company has recast Argentina’s prior period operations as well.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.

Adjusted Comparisons. Detail for adjusted Gross Margin and SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration costs. These cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on the Canadian pension plan termination, gain on sale of real estate, and share-based payments.

Energizer Holdings, Inc.

Supplemental Schedules - Segment Information and Supplemental Sales Data

For the Quarter and Nine Months Ended June 30, 2019

(In millions, except per share data - Unaudited)

Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter and nine months ended June 30, 2019 and 2018, respectively, are presented below:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Sales
Americas	$465.1	$241.3	$1,220.2	$838.5
International	182.1	151.5	555.3	502.0

Total net sales	$647.2	$392.8	$1,775.5	$1,340.5

Segment Profit
Americas	$103.8	$60.4	$308.6	$239.2
International	41.0	32.6	132.0	115.9

Total segment profit	$144.8	$93.0	$440.6	$355.1
General corporate and other expenses (1)	(29.9)	(24.7)	(78.3)	(71.0)
Global marketing expense (2)	(3.0)	(4.6)	(12.5)	(13.0)
Research and development expense (3)	(9.2)	(5.2)	(23.4)	(15.9)
Amortization of intangible assets	(14.4)	(2.8)	(30.1)	(8.4)
Acquisition and integration costs (4)	(28.0)	(15.9)	(159.9)	(41.0)
Gain on sale of real estate	—	4.6	—	4.6
Interest expense (5)	(51.9)	(14.3)	(111.7)	(41.3)
Other items, net (6)	1.0	1.4	0.7	(0.8)

Total earnings before income taxes	$9.4	$31.5	$25.4	$168.3

(1)	Recorded in SG&A on the unaudited Consolidated (Condensed) Statement of Earnings.
(2)

The quarter and nine months ended June 30, 2019 includes $0.6 and $4.0 recorded in SG&A, respectively, and $2.4 and $8.5 recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings and Comprehensive Income. The quarter and nine months ended June 30, 2018 includes $1.6 and $3.4 recorded in SG&A, respectively, and $3.0 and $9.6 recorded in Advertising and sales promotion expense, respectively, in the Consolidated (Condensed) Statement of Earnings and Comprehensive Income.

(3)

Research and development expense for the quarter and nine months ended June 30, 2019 included $0.3 million of acquisition and integration costs which have been reclassified for purposes of the reconciliation above.

(4)	See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in the unaudited Consolidated (Condensed) Statement of Earnings.
(5)

Interest expense for the nine months ended June 30, 2019 included $65.6 million and for the quarter and nine months ended June 30, 2018 included $3.4 million and $6.3 million, respectively, of acquisition commitment fees, debt ticking fees, and interest expense on escrowed debt which have been reclassified for purposes of the reconciliation above.

(6)

Other items, net for the quarter and nine months ended June 30, 2019 on the Consolidated (Condensed) Statement of Earnings included acquisition related net expense of $0.2 million and income of $13.2 million, respectively, which have been reclassified for purposes of the reconciliation above. Other items, net for both the quarter and nine months ended June 30, 2018, included acquisition related income of $9.9 which has been reclassified for purposes of the reconciliation above.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Sales
Batteries	$457.2	$350.1	$1,398.5	$1,204.9
Auto Care	160.8	24.1	289.9	68.9
Lights and Licensing	29.2	18.6	87.1	66.7

Total net sales	$647.2	$392.8	$1,775.5	$1,340.5

Energizer Holdings, Inc.

Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation

For the Quarter and Nine Months Ended June 30, 2019

(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of Net earnings from continuing operations and Diluted net earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2019	2018	2019	2018
Net earnings/(loss) attributable to common shareholders	$3.0	$23.8	$(2.8)	$92.0
Mandatory preferred stock dividends	(4.4)	—	(7.7)	—

Net earnings	7.4	23.8	4.9	92.0
Net loss from discontinued operations, net of income tax benefit	(1.8)	—	(12.8)	—

Net earnings from continuing operations	$9.2	$23.8	$17.7	$92.0
Adjustments
Pre-tax acquisition and integration (1)	28.0	15.9	159.9	41.0
Tax impact of acquisition and integration charges	(5.9)	(2.9)	(30.8)	(9.8)
Gain on sale of real estate	—	(3.5)	—	(3.5)
Acquisition withholding tax (2)	—	0.5	—	6.0
One-time impact of the new U.S. Tax Legislation	(0.8)	(0.6)	0.7	30.6

Adjusted net earnings from continuing operations (3)	$30.5	$33.2	$147.5	$156.3

	For the Quarter Ended June 30,		For the Nine Months Ended June 30,
	2019	2018	2019	2018
Diluted net earnings per common share - continuing operations	$0.07	$0.39	$0.15	$1.50
Adjustments
Pre-tax acquisition and integration (1)	0.40	0.26	2.25	0.67
Tax impact of acquisition and integration charges	(0.09)	(0.05)	(0.43)	(0.16)
Gain on sale of real estate	—	(0.06)	—	(0.06)
Acquisition withholding tax (2)	—	0.01	—	0.10
One-time impact of the new U.S. Tax Legislation	(0.01)	(0.01)	0.01	0.50
Impact for diluted share calculation (4)	—	—	0.10	$—

Adjusted diluted net earnings per diluted share - continuing operations	$0.37	$0.54	$2.07	$2.55

Weighted average shares of common stock - Diluted	70.6	61.4	66.5	61.4
Adjusted Weighted average shares of common stock - Diluted (4)	70.6	61.4	71.2	61.4

(1)	See Supplemental Schedules - Non-GAAP Reconciliations for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2)	This represents the prior year tax withholding expense related to cash movement to fund the Battery acquisition.
(3)

The effective tax rate for the quarter ended June 30, 2019 and 2018 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 18.4% and 22.4%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The effective tax rate for the nine months ended June 30, 2019 and 2018 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 20.4% and 23.6%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(4)

For the nine month calculation, the Adjusted Weighted average shares of common stock - Diluted is assuming conversion of the preferred shares as those results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been adjusted out of the Adjusted net earnings.

Energizer Holdings, Inc.

Supplemental Schedules - Segment Sales

For the Quarter and Nine Months Ended June 30, 2019

(In millions, except per share data - Unaudited)

	Q1’19	% Chg	Q2’19	% Chg	Q3’19	% Chg	Nine Months ‘19	% Chg
Net Sales
Americas
Net Sales - prior year	$373.1		$224.1		$241.3		$838.5
Organic	4.7	1.3%	2.0	0.9%	7.2	3.0%	13.9	1.7%
Impact of Battery Acquisition	—	—%	78.1	34.9%	89.9	37.3%	168.0	20.0%
Impact of Auto Care Acquisition	—	—%	77.9	34.8%	124.7	51.7%	202.6	24.2%
Impact of Nu Finish Acquisition	1.0	0.3%	1.8	0.8%	2.9	1.2%	5.7	0.7%
Change in Argentina	(3.3)	(0.9)%	(0.9)	(0.4)%	(0.1)	—%	(4.3)	(0.5)%
Impact of currency	(2.0)	(0.6)%	(1.4)	(0.7)%	(0.8)	(0.5)%	(4.2)	(0.6)%

Net Sales - current year	$373.5	0.1%	$381.6	70.3%	465.1	92.7%	$1,220.2	45.5%

International
Net Sales - prior year	$200.2		$150.3		$151.5		$502.0
Organic	5.2	2.6%	5.1	3.4%	7.0	4.6%	17.3	3.4%
Impact of Battery Acquisition	—	—%	21.8	14.5%	19.2	12.7%	41.0	8.2%
Impact of Auto Care Acquisition	—	—%	6.6	4.4%	10.9	7.2%	17.5	3.5%
Impact of Nu Finish Acquisition	—	—%	0.1	0.1%	0.1	0.1%	0.2	—%
Impact of currency	(7.0)	(3.5)%	(9.1)	(6.1)%	(6.6)	(4.4)%	(22.7)	(4.5)%

Net Sales - current year	$198.4	(0.9)%	$174.8	16.3%	$182.1	20.2%	$555.3	10.6%

Net Sales
Net Sales - prior year	$573.3		$374.4		$392.8		$1,340.5
Organic	9.9	1.7%	7.1	1.9%	14.2	3.6%	31.2	2.3%
Impact of Battery Acquisition	—	—%	99.9	26.7%	109.1	27.8%	209.0	15.6%
Impact of Auto Care Acquisition	—	—%	84.5	22.6%	135.6	34.5%	220.1	16.4%
Impact of Nu Finish Acquisition	1.0	0.2%	1.9	0.5%	3.0	0.8%	5.9	0.4%
Change in Argentina	(3.3)	(0.6)%	(0.9)	(0.2)%	(0.1)	—%	(4.3)	(0.3)%
Impact of currency	(9.0)	(1.5)%	(10.5)	(2.9)%	(7.4)	(1.9)%	(26.9)	(1.9)%

Net Sales - current year	$571.9	(0.2)%	$556.4	48.6%	647.2	64.8%	$1,775.5	32.5%

Energizer Holdings, Inc.

Supplemental Schedules - Segment Profit

For the Quarter and Nine Months Ended June 30, 2019

(In millions, except per share data - Unaudited)

	Q1’19	% Chg	Q2’19	% Chg	Q3’19	% Chg	Nine Months ‘19	% Chg
Segment Profit
Americas
Segment Profit - prior year	$123.1		$55.7		$60.4		239.2
Organic	(4.2)	(3.4)%	1.7	3.1%	2.8	4.6%	0.3	0.1%
Impact of Battery Acquisition	—	—%	7.1	12.7%	13.0	21.5%	20.1	8.4%
Impact of Auto Care Acquisition	—	—%	24.0	43.1%	28.8	47.7%	52.8	22.1%
Impact of Nu Finish Acquisition	0.5	0.4%	1.5	2.7%	(0.1)	(0.2)%	1.9	0.8%
Change in Argentina	(1.9)	(1.5)%	(0.4)	(0.7)%	(0.6)	(1.0)%	(2.9)	(1.2)%
Impact of currency	(1.4)	(1.2)%	(0.9)	(1.7)%	(0.5)	(0.7)%	(2.8)	(1.2)%

Segment Profit - current year	$116.1	(5.7)%	$88.7	59.2%	$103.8	71.9%	$308.6	29.0%

International
Segment Profit - prior year	$49.2		$34.1		$32.6		115.9
Organic	11.1	22.6%	1.9	5.6%	5.2	16.0%	18.2	15.7%
Impact of Battery Acquisition	—	—%	6.0	17.6%	6.3	19.3%	12.3	10.6%
Impact of Auto Care Acquisition	—	—%	0.7	2.1%	1.4	4.3%	2.1	1.8%
Impact of Nu Finish Acquisition	—	—%	—	—%	0.1	0.3%	0.1	0.1%
Impact of currency	(5.7)	(11.6)%	(6.3)	(18.6)%	(4.6)	(14.1)%	(16.6)	(14.3)%

Segment Profit - current year	$54.6	11.0%	$36.4	6.7%	$41.0	25.8%	$132.0	13.9%

Total Segment Profit
Segment Profit - prior year	$172.3		$89.8		$93.0		$355.1
Organic	6.9	4.0%	3.6	4.0%	8.0	8.6%	18.5	5.2%
Impact of Battery Acquisition	—	—%	13.1	14.6%	19.3	20.8%	32.4	9.1%
Impact of Auto Care Acquisition	—	—%	24.7	27.5%	30.2	32.5%	54.9	15.5%
Impact of Nu Finish Acquisition	0.5	0.3%	1.5	1.7%	—	—%	2.0	0.6%
Change in Argentina	(1.9)	(1.1)%	(0.4)	(0.4)%	(0.6)	(0.6)%	(2.9)	(0.8)%
Impact of currency	(7.1)	(4.1)%	(7.2)	(8.1)%	(5.1)	(5.6)%	(19.4)	(5.5)%

Segment Profit - current year	$170.7	(0.9)%	$125.1	39.3%	$144.8	55.7%	$440.6	24.1%

Energizer Holdings, Inc.

Supplemental Schedules - Non-GAAP Reconciliations

For the Quarter and Nine Months Ended June 30, 2019

(In millions, except per share data - Unaudited)

FY19 Non-GAAP Reconciliations

	Q1’19	Q2’19	Q3’19	Q1’18	Q2’18	Q3’18	Q3’19 YTD	Q3’18 YTD
Gross Profit
Net Sales	$571.9	$556.4	$647.2	$573.3	$374.4	$392.8	$1,775.5	$1,340.5
Cost of products sold - adjusted	296.4	330.5	388.5	295.0	205.9	216.7	1,015.4	717.6
Adjusted Gross Profit	$275.5	$225.9	$258.7	$278.3	$168.5	$176.1	$760.1	$622.9
Adjusted Gross Margin	48.2%	40.6%	40.0%	48.5%	45.0%	44.8%	42.8%	46.5%
Acquisition and integration costs	—	4.5	5.9	—	—	—	10.4	—
Inventory step up	—	27.2	6.5	—	—	—	33.7	—
Cost of products sold	296.4	362.2	400.9	295.0	205.9	216.7	1,059.5	717.6
Gross Profit	$275.5	$194.2	$246.3	$278.3	$168.5	$176.1	$716.0	$622.9
Gross Margin	48.2%	34.9%	38.1%	48.5%	45.0%	44.8%	40.3%	46.5%

	Q1’19	Q2’19	Q3’19	Q1’18	Q2’18	Q3’18	Q3’19 YTD	Q3’18 YTD
SG&A
Segment SG&A	$65.8	$81.4	$82.8	$71.2	$61.6	$63.2	$230.0	$196.0
Corporate SG&A	18.7	28.6	29.1	21.8	24.8	24.6	76.4	71.2
Global Marketing	1.2	2.2	0.6	0.5	1.3	1.7	4.0	3.5
SG&A Adjusted - subtotal	$85.7	$112.2	$112.5	$93.5	$87.7	$89.5	$310.4	$270.7
SG&A Adjusted % of Net Sales	15.0%	20.2%	17.4%	16.3%	23.4%	22.8%	17.5%	20.2%
Acquisition and integration costs	18.9	29.1	15.1	5.7	16.5	22.4	63.1	44.6
Reported SG&A	$104.6	$141.3	$127.6	$99.2	$104.2	$111.9	$373.5	$315.3
Reported SG&A % of Net Sales	18.3%	25.4%	19.7%	17.3%	27.8%	28.5%	21.0%	23.5%

	Q1’19	Q2’19	Q3’19	Q1’18	Q2’18	Q3’18	Q3’19 YTD	Q3’18 YTD
Other items, net
Interest income	$(0.3)	$(0.7)	$(0.3)	$(0.5)	$(0.3)	$(0.4)	$(1.3)	$(1.2)
Interest income on restricted cash	(5.8)	—	—	—	—	—	(5.8)	—
Foreign currency exchange (gain)/loss	(1.1)	3.8	(0.3)	4.1	2.9	0.7	2.4	7.7
Pension benefit other than service costs	(0.7)	(0.7)	(0.7)	(1.7)	(1.7)	(1.7)	(2.1)	(5.1)
Acquisition foreign currency (gain)/loss	(9.0)	—	0.9	—	—	(9.9)	(8.1)	(9.9)
Settlement of acquired business hedging contracts	—	1.5	—	—	—	—	1.5	—
Transition services agreement income	—	(0.1)	(0.7)	—	—	—	(0.8)	—
Other	—	—	0.3	(0.6)	—	—	0.3	(0.6)
Total Other items, net	$(16.9)	$3.8	$(0.8)	$1.3	$0.9	$(11.3)	$(13.9)	$(9.1)

	Q1’19	Q2’19	Q3’19	Q1’18	Q2’18	Q3’18	Q3’19 YTD	Q3’18 YTD
Acquisition and integration
Inventory step up (COGS)	$—	$27.2	$6.5	$—	$—	$—	$33.7	$—
Cost of products sold	—	4.5	5.9	—	—	—	10.4	—
SG&A	18.9	29.1	15.1	5.7	16.5	22.4	63.1	44.6
Research and development	—	—	0.3	—	—	—	0.3	—
Interest expense	32.4	33.2	—	—	2.9	3.4	65.6	6.3
Interest income	(5.8)	—	—	—	—	—	(5.8)	—
Acquisition foreign currency (gain)/loss	(9.0)	—	0.9	—	—	(9.9)	(8.1)	(9.9)
Settlement of acquired business hedging contracts	—	1.5	—	—	—	—	1.5	—
Transition services agreement income	—	(0.1)	(0.7)	—	—	—	(0.8)	—
Acquisition and integration related items	$36.5	$95.4	$28.0	$5.7	$19.4	$15.9	$159.9	$41.0

Energizer Holdings, Inc.

Supplemental Schedules - Non-GAAP Reconciliations cont.

For the Quarter and Nine Months Ended June 30, 2019

(In millions, except per share data - Unaudited)

	Q3’19	Q2’19	Q1’19	Q4’18	LTM 6/30/19 (1)	Q3’18
Net earnings/(loss) from continuing operations	$9.2	$(62.3)	$70.8	$1.5	$19.2	$23.8
Income tax provision/(benefit)	0.2	(11.7)	19.2	5.4	13.1	7.7

Earnings/(loss) before income taxes	$9.4	$(74.0)	$90.0	$6.9	$32.3	$31.5
Interest expense	51.9	77.2	48.2	50.8	228.1	17.7
Depreciation & Amortization	30.8	28.4	11.6	11.3	82.1	11.4

EBITDA	$92.1	$31.6	$149.8	$69.0	$342.5	$60.6
Adjustments:
Acquisition and integration costs	28.0	62.2	4.1	8.0	102.3	12.5
Settlement loss on the Canadian pension plan termination	—	—	—	14.1	14.1	—
Gain on sale of real estate	—	—	—	—	—	(4.6)
Share-based payments	6.7	7.6	6.5	7.2	28.0	7.0

Adjusted EBITDA	$126.8	$101.4	$160.4	$98.3	$486.9	$75.5

(1)	LTM defined as the latest 12 months for the period ending June 30, 2019

	Q3’19 YTD	Q3’18 YTD
Free Cash Flow
Net cash from operating activities from continuing operations	$30.4	$188.0
Capital expenditures	(36.4)	(17.2)
Proceeds from sale of assets	0.1	6.1
Free cash flow from continuing operations - subtotal	$(5.9)	$176.9
Acquisition and integration related payments	143.5	16.6
Adjusted free cash flow	$137.6	$193.5

Energizer Holdings, Inc.

Supplemental Schedules - Non-GAAP Reconciliations cont.

FY 2019 Outlook

(In millions, except per share data - Unaudited)

Fiscal Year 2019 Outlook Reconciliation - Adjusted earnings from continuing operations and Adjusted diluted net earnings per common share - continuing operations (EPS)

(in millions, except per share data)	Net earnings			EPS
Fiscal Year 2019 - GAAP Outlook	$49	to	$79	$0.68	to	$1.10
Impacts:
Acquisition and integration costs, net of tax benefit	161	to	138	2.23	to	1.90

Fiscal Year 2019 - Adjusted Outlook	$210	to	$217	$2.90	to	$3.00

Weighted average shares - Diluted				72.1		72.1

Fiscal Year 2019 Outlook Reconciliation - Adjusted EBITDA

(in millions, except per share data)
Earnings before income taxes	$64	to	$103
Interest expense	160
Depreciation & Amortization	103	to	99

EBITDA	$327	to	$362

Adjustments:
Integration costs	55	to	45
Acquisition costs	130	to	125
Share-based payments	28

Adjusted EBITDA	$540	to	$560

Adjusted Free Cash Flow Outlook. The Company is unable to provide a reconciliation to the full year 2019 Adjusted free cash flow range of approximately $220 to $250 million due to uncertainty regarding the timing and amount of future acquisition and integration costs and related payments.